SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                  FORM 8-K

                  CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
                      OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  November 15, 1996


                             Oak Industries Inc.
               (Exact name of registrant as specified in its charter)

  Delaware                           1-4474               36-1569000
(State or other juris-          (Commission File        (IRS Employer
 diction of incorporation)           Number)          Identification No.)



1000 Winter Street
Waltham, MA                                                  02154
(Address of principal executive offices)                  (Zip Code)

Registrant's telephone number, including area code 617-890-0400

                                    Same
            (Former name or former address, if changed since last report.


Item 5.  Other Events

On November 15, 1996, Connector Holding Company ("Connector"), a wholly-owned subsidiary of Oak Industries Inc. (the "Company"), purchased one-half of the shares of Gilbert Engineering Co., Inc. ("Gilbert"), held by members of Gilbert management for an aggregate purchase price of approximately $31 million. The acquired shares represented 7.5% of Gilbert's outstanding stock. As a result of the purchase, Connector owns 92.5% of Gilbert. Pursuant to the terms of an Amended and Restated Management Stockholders Agreement by and among Gilbert, Connector and each of Robert A. Spann, Bruce B. Gullekson, Daniel H. Franklin and Robert D. Hayward (collectively, the "Management Stockholders"), Connector will purchase the remaining shares of Gilbert held by the Management Stockholders over the next two years. The foregoing transaction was financed with borrowings from a new $300 million unsecured revolving credit facility entered into by the Company on November 1, 1996 with certain lenders from time to time a party thereto, and the Chase Manhattan Bank as Administrative Agent and Issuing Bank.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

The following financial statements, pro forma financial information and exhibits are filed as part of this report.

(a)  Financial Statements of Businesses Acquired

  N/A

(b) Pro forma financial information required pursuant to Article 11 of Regulation S-X:

  N/A

(c)  Exhibits

  2.1 Amended and Restated Management Stockholders Agreement dated as of November 15, 1996 by and among Gilbert Engineering Co., Inc., Connector Holding Company, and each of Robert A. Spann, Bruce B. Gullekson, Daniel
H. Franklin and Robert D. Hayward, filed herewith.


Signatures


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                               Oak Industries Inc.


Date:   November 22, 1996                      /s/ Francis J. Lunger
                                               ---------------------
                                               Francis J. Lunger
                                               Senior Vice President and
                                               Chief Financial Officer